Exhibit 99

Wireless Ronin Technologies, Inc. Receives Favorable Decision from NASDAQ

Panel Grants Company’s Request for Continued Listing, Subject to Conditions

MINNEAPOLIS — November 29, 2012 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) announced today that it has received the decision of the Hearings Panel of The NASDAQ Stock Market, notifying the Company that it has granted the Company’s request for continued listing of its common stock, subject to certain conditions.

The decision followed the Company’s failure to comply with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) and the Company’s appeal to the Hearings Panel of the staff’s determination to delist.

In accordance with the Hearings Panel’s decision, on or before December 31, 2012, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

If the Company’s common stock does not continue to be listed on The NASDAQ Capital Market, its shares would become subject to certain rules of the SEC relating to “penny stocks.” Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the shares in the open market. In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet NASDAQ listing requirements. Consequently, selling the shares would be more difficult because smaller quantities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of the Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for the shares. There can be no assurance that the Company’s common stock will continue to be listed on The NASDAQ Capital Market.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies, Inc. (WRT) (NASDAQ: RNIN) (www.wirelessronin.com (http://www.wirelessronin.com)) is a marketing technologies company with leading expertise in current and emerging digital media solutions including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage their customers. WRT provides marketing technology solutions and services to clients, helping increase revenue and improve operating efficiencies to execute marketing initiatives. Since launching RoninCast® digital signage software in 2003, WRT has led the digital signage industry by bringing leading edge technology, services and support to its clients. WRT offers an array of services to support its clients’ marketing technology needs including consulting, creative development, project management, installation, training, and support and hosting. The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN.” Follow us on Twitter (https://twitter.com/wirelessronin) and Pinterest ((http://pinterest.com/rnin/) and like us on Facebook (https://www.facebook.com/WirelessRonin) under Wireless Ronin.

Company Contact:

Darin P. McAreavey

Senior Vice President and Chief Financial Officer

dmcareavey@wirelessronin.com

952-564-3525

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

RNIN@liolios.com

949-574-3860